2006 Annual Incentive Plan
OBJECTIVES: The primary objectives of the Annual Incentive Plan are to:
•	Drive Maxtor profitability,

•	Align participants’ performance objectives with successful achievement of corporate financial goals and initiatives,

•	Provide reward opportunities consistent and competitive with the data storage/computer peripheral industry, and

•	Set direction in the event the Seagate merger is terminated.
ELIGIBILITY: Each participant will have a target incentive expressed as a percentage of base salary. Participation and the participant’s target incentive percentage are determined on grade level/position responsibilities and program design basis; most professional and executive levels are documented in their offer letters. Participation for one year at a specific incentive percentage does not guarantee either participation or a specific incentive percentage for a subsequent year. Participants hired during the Plan year will participate on a pro-rata basis. Participants hired or rehired on or after October 1, 2006, are not eligible to participate in the 2006 Plan. Participants promoted on or after 10/1/06 will not have a change in their target incentive for the current fiscal year. A change in position, prior to 10/1/06, to a position that has a different target incentive percentage will result in a pro-rata target incentive calculation based on the percent of the year at the different incentive percentage. Further, participants that are off work due to personal leave or disability (excluding workers compensation) in excess of 30 days will have their incentive payout reduced proportionally relative to the percent of the fiscal year not worked. Part-time participants working 20 hours a week or more will participate on a pro-rata basis. Interns, contractors, or temporary employees are not eligible to participate. Employees eligible for sales-related commissions are also not eligible under this Plan. Employees with a current Performance Rating of “Needs Improvement” or “Unsatisfactory” are ineligible to participate in the Plan. The Internal Compensation Committee of Maxtor, in its sole discretion, can suspend eligibility if national laws or labor contracts would substantially affect the Plan’s purpose or effect.
INCENTIVE TARGET: Each participant will have a target incentive expressed as a percentage of base salary. No payment shall be due or payable under this Plan if the second payment under the Retention Bonus Program becomes payable.
CORPORATE FINANCIAL PERFORMANCE: Corporate financial performance must be at the Board of Directors approved threshold or higher to generate an incentive payout under this Plan. Individual awards will be paid only if the Company’s financial performance threshold is met or exceeded. The Compensation Committee of the Board of Directors shall determine if performance thresholds are met and authorize the level of payout, if any, under the Plan.

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PERFORMANCE RATING: The participant’s overall performance rating from the Performance Evaluation (Meets, Exceeds or Outstanding) is a primary factor in determining the potential incentive payout from the pool. The incentive modifier is as follows:

Performance	Incentive Modifier Range
Outstanding	110%- 120%
Exceeds	100%- 110%
Meets	85% - 100%
The manager assigns the specific value within the range.
INCENTIVE CALCULATION: The following two examples demonstrate how the incentive payout would be calculated at two different corporate and individual performance results:

Base Salary	$60,000
Target Incentive Percentage	10%
Incentive Opportunity	$6,000

Hypothetical Corporate Financial Results	80%	110%
Target Incentive Opportunity	$6,000	$6,000
Corp Results Modified Incentive	$4,800	$6,600
Individual Performance Modifier	Meets at 90%	Exceeds at 100%
Hypothetical Payout	$4,320	$6,600
DISCRETIONARY ADJUSTMENTS AND ADMINISTRATION: The Compensation Committee of the Board of Directors has the right to modify, cancel any awards, amend the Plan or the performance thresholds or any other provisions under the Plan at any time at its discretion and to reflect the impact of significant, unbudgeted acquisitions/divestitures, unusual or extraordinary accounting items or significant, unplanned changes in the business environment. The CEO must approve the incentive targets for the various position levels. The Senior Vice President, Human Resources is responsible for interpretation and administration of all provisions of the Plan.
INCENTIVE PAY OUT: Awards will be determined after the release of earnings for fiscal year 2006 and after the Compensation Committee of the Board of Directors’ approval, which is expected to be in the second quarter 2007. Payments from the Plan, if applicable, will be in the April time frame, or later as determined by the Compensation Committee of the Board of Directors. Payout is conditioned on the termination of the merger agreement with Seagate prior to closing of the merger. Participants who are involuntarily terminated (layoff or not for cause only) after 12/31/06 but before payout date will be paid on payout date. All other participants must be employed on date of payout to receive any award. The maximum payout cannot exceed 2.0 times a participant’s target incentive percentage.
TERMINATION OF THE PLAN: Seagate and Maxtor have entered into a merger agreement. This Plan will terminate at the closing of the merger and upon such closing, there shall be no rights for any payments under this Plan. If the merger is terminated, then this Plan will remain in effect for 2006.

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